Exhibit 99.3

北京德恒律师事务所	Beijing DeHeng Law Offices
12/F, Tower B, Focus Place, No.19 Finance Street	Tel: (86) 010-52682888
Beijing, P.R. China 100033	Fax: (86) 010-52682999
中国 • 北京西城区金融街19号	Website: www.dehenglaw.com
富凯大厦B座12层 邮编：100033	Email:DeHeng@dehenglaw.com

October 29, 2024

To: Hong Kong Pharma Digital Technology Holdings Limited (the “Company”)

Room B1, 5/F.,

Well Town Industrial Building,

13 Ko Fai Road, Yau Tong, Kowloon

Hong Kong

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purposes of this legal opinion (the “Opinion”), excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) and are qualified to issue the Opinion based on the laws and regulations currently in force and publicly available in the PRC as of the date hereof (the “PRC Laws”).

We are acting as the PRC legal counsel to the Company, a company incorporated under the laws of the Cayman Islands solely in connection with certain matters as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the proposed initial public offering (the “Offering”) of the ordinary shares of the Company (the “Ordinary Shares”) and the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market（the “Listing”）

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A. Assumptions

In rendering this Opinion, we have relied upon certain factual statements provided by the Company (collectively the “Documents”) and such certain facts are not independently verified by us. In giving this Opinion, we have made the following assumptions (where applicable) without further enquiry (the “Assumptions”):

(i) all signatures, seals and chops are genuine, each signature on behalf of a party is that of a person authorized by such party to execute the document, and all Documents submitted to us as originals are authentic, or as certified or photostatic copies conform to the originals;

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(ii) each party to the Documents is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation;

(iii) all factual statements made to us by the Company in connection with this Opinion are true, correct and complete. Furthermore, the Company has not withheld any information, document, statement or representation that, if disclosed to us, would cause us to alter this Opinion in whole or in part;

(iv) the accuracy and completeness of all factual matters in the Documents, including representations and warranties made by the parties, and compliance by them with their respective obligations; and

(v) the Documents remain in full force and effect as of the date of this Opinion, and no amendments, revisions, modifications or other changes have been made with respect to any Document after it was submitted to us for purposes of this Opinion.

B. Definitions

The capitalized terms used in this Opinion that are not defined in the context of this Opinion shall have the meanings ascribed to them below.

“Trial Measures”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises which became effective on March 31, 2023.
“CSRC”	means the China Securities Regulatory Commission.
“Hong Kong”	means the Hong Kong Special Administrative Region.
“CRM”	means the Cybersecurity Review Measures which became effective on February 15, 2022.
“CAC”	means the Cyberspace Administration of China.
“Governmental Authority”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC.

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C. Opinions

Subject to the Assumptions and the Qualifications in the context of this Opinion, we are of the opinion that:

(i) According to Article 1 of the Trial Measures, this Measures is formulated to regulate overseas securities offering and listing activities by domestic companies, either in direct or indirect form. As defined in Article 2 of the Trial Measures, direct overseas offering and listing by domestic companies refers to overseas offering and listing by a joint-stock company incorporated domestically; and indirect overseas offering and listing by domestic companies, refers to overseas offering and listing by a company in the name of an overseas incorporated entity, whereas the company’s major business operations are located domestically and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a domestic company.

According to Article 15 of the Trial Measures, any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect: (1) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (2) the main parts of the issuer’ s business activities are conducted in the PRC, or its main places of business are located in the PRC, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in the PRC.

The Company confirmed that, (1) more than 99% of the Company’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by its subsidiaries located outside the PRC, (2) the main parts of business activities of the Company are not conducted in the PRC, and the main places of business are located outside the PRC, (3) the senior managers in charge of the Company’s business operation and management are not mostly Chinese citizens or domiciled in the PRC, and (4) as of the date of this Opinion, the Company does not directly or indirectly have any equity or similar interest in any domestic company or entity registered in the PRC.

Therefore, based on the above confirmation of the Company, we are of the opinion that the Listing is not an indirect offering and listing of securities in overseas markets as prescribed in the Trial Measures and the Company do not need to fulfil the CSRC filling procedure thereof.

(ii) In pursuant to Article 2 of the CRM, the purchase of network products and services by critical information infrastructure operator and the data processing activities carries out online platform operators, which affects or may affect national security, shall be subject to cybersecurity review. Article 7 of the CRM also stipulates that, to go public abroad, an online platform operator who possesses the personal information of more than 1 million users shall declare to the Office of Cybersecurity Review for cybersecurity review.

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In according to Article 2 of the Security Protection Regulations for Critical Information Infrastructure effective from September 1, 2021, critical information infrastructure refer to the important network facilities and information systems in important industries and fields such as public telecommunications, information services, energy, transportation, water conservancy, finance, public services, e-government and national defense science, technology and industry, as well as other important network facilities and information systems which, in case of destruction, loss of function or leak of data, may result in serious damage to national security, the national economy and the people's livelihood and public interests.

The Company confirmed that, as of the date of this Opinion, (1) the Company or its subsidiaries shall not be deemed as a “critical information infrastructure operator”, (2) the Company or its subsidiaries has not been notified of the results of any determination that it has identified as a critical information infrastructure operator or that any of its systems have been identified as critical information infrastructure by the relevant Governmental Authorities, (3) the Company or its subsidiaries has not received any notification of cybersecurity review from relevant Governmental Authorities due to the impact or potential impact on national security, and (4) the Company and its subsidiaries did not possess personal information of more than 1 million individuals of the PRC, and they did not possess any core data or important data of the PRC or any information which affects or may affect national security of the PRC.

Therefore, based on (1) the above confirmation by the Company, and (2) the CRM provides no further explanation or interpretation for “online platform operator” and “affect or may affect national security” , we are of the opinion that if there is no material change to the Company’s current business and if no further rules are introduced and no significant changes to the enforcement of the CRM by the PRC Governmental Authorities, before listing in the U.S, the Company is not subject to cybersecurity review.

(iii) Based on our understanding of the PRC Laws, we do not believe that the Company is required to obtain any other prior regulatory approval from other PRC Governmental Authorities for the Listing.

D. Qualifications

This Opinion are subject to the following qualifications (where applicable) (the “Qualifications”):

(i) This Opinion are limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(ii) The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

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(iii) This Opinion is issued based on our understanding of the PRC Laws currently in effect. For matters not explicitly provided for under the PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(iv) We do not purport to be an expert on and do not purport to be generally familiar with or qualified to express opinions based on any law other than the PRC Laws and accordingly express or imply no opinion herein based upon any law other than the PRC Laws.

(v) There are substantial uncertainties regarding the interpretation and application of the PRC Laws and future PRC laws and regulations, especially along with the involving, new promulgations and retroactive implement (as stipulated thereunder if any) of the PRC Laws, and there can be no assurance that any Governmental Authority will not take a view that is contrary to or otherwise different from our opinions stated herein in the future.

(vi) We have not undertaken any investigation, search or other verification action to determine the existence or absence of any fact to prepare this Opinion, and no inference as to our knowledge of the existence or absence of any fact shall be drawn from our representation of the Company or the rendering of this Opinion.

(vii) This Opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This Opinion is given for the benefit of the addressee hereof in connection with this Offering. Without our express prior written consent, neither this Opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

Sincerely yours,

Beijing Deheng Law Offices

/s/ Zhang Xiaodan
张晓丹（ZhangXiaodan）

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